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                                   EXHIBIT 2.2


                      VOTING AND NON-COMPETITION AGREEMENT

                  VOTING AGREEMENT, dated as of April 12, 2000 (the "Agreement"), by and among RWD Holdings, Inc., a Delaware corporation ("Parent"), and the Persons listed on Schedule A hereto (each, a "Shareholder" and, collectively, the "Shareholders").

                  WHEREAS, Res-Care, Inc., a Kentucky corporation (the "Company"), and Parent propose to enter into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (as amended, the "Merger Agreement"), which provides for, among other things, the merger of a wholly-owned subsidiary of Parent with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, the Shareholders are holders of record or Beneficially Own (as defined herein) shares of common stock, no par value (the "Company Common Stock"), of the Company; and

                  WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, Parent has required that each Shareholder agree, and in order to induce Parent to enter into the Merger Agreement, each Shareholder has agreed, to enter into this Agreement with respect to all of the shares of Company Common Stock now held of record or Beneficially Owned and which may hereafter be acquired by such Shareholder (collectively, the "Shares").

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


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                                   ARTICLE I

                               CERTAIN DEFINITIONS

     Section 1.1 GENERAL. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

     Section 1.2 BENEFICIAL OWNERSHIP. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Shareholder shall include securities Beneficially Owned by all other Persons (as defined in the Merger Agreement) with whom such Person would constitute a "group" within the meaning of Section 13(d) of the Exchange Act other than parties to this Agreement.

                                   ARTICLE II

     Section 2.1 VOTING AGREEMENT. Each of the Shareholders hereby irrevocably and unconditionally agrees that during the term of this Agreement as specified in Section 5.1, at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, each of the Shareholders shall vote (or cause to be voted) the Shares held of record (to the extent such Person also has the right to vote such Shares) or Beneficially Owned (to the extent such Person also has the right to vote such Shares) by such
Shareholder:

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          (a) in favor of the Merger, the Merger Agreement (provided that the
Merger Agreement shall not have been amended in a manner materially adverse to the interests of the Shareholders thereunder) and the transactions contemplated by the Merger Agreement (each of the Shareholders acknowledges receipt and review of a copy of the Merger Agreement); and

          (b) against any Business Combination (as defined below) other than the Merger. For purposes of this Agreement, "Business Combination" shall mean, whether effected in one transaction or a series of transactions, (a) any merger, consolidation, reorganization or other business combination pursuant to which the business of the Company is combined with that of one or more Persons including, without limitation, any joint venture, in violation of the Merger Agreement, or (b) the acquisition, directly or indirectly, by another Person of all or a substantial portion of the assets of, or of any right to all or a substantial portion of the revenues or income of, the Company by way of a negotiated purchase, lease, license, exchange, joint venture or other means, in violation of the Merger Agreement, or (c) the acquisition, directly or indirectly, by another Person of control of the Company through a proxy contest or otherwise, in violation of the Merger Agreement.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each of the Shareholders hereby represents and warrants, severally and not jointly, to Parent as follows:

     Section 3.1 AUTHORITY RELATIVE TO THIS AGREEMENT. Such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations

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hereunder and to consummate the transactions contemplated hereby. Where such
Shareholder is a corporation, limited liability company, partnership or other entity, the execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by the board of directors or other governing body of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting creditors' rights generally or by general principles governing the availability of equitable remedies.

     Section 3.2       NO CONFLICT.

          (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not,
(i) where such Shareholder is a corporation, limited liability company, partnership or other entity, conflict with or violate the organizational documents of such Shareholder, (ii) conflict with or violate any agreement, arrangement, law, rule, regulation, order, judgment or decree to which such Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held of record or Beneficially Owned by such Shareholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease,

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license, permit, franchise or other instrument or obligation to which such
Shareholder is a party or by which such Shareholder (or the Shares held of record or Beneficially Owned by such Shareholder) is bound or affected, except, in the case of clauses (ii) and (iii) of this Section 3.2(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of its obligations under this Agreement.

          (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental entity except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of its obligations under this Agreement.

     Section 3.3 TITLE TO THE SHARES. As of the date hereof, such Shareholder is the record or Beneficial Owner of the number of Shares listed opposite the name of such Shareholder on Schedule A hereto. The Shares listed opposite the name of such Shareholder on Schedule A hereto are all the securities of the Company either held of record or Beneficially Owned by such Shareholder. Such Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares held of record or Beneficially Owned by such Shareholder. Each Shareholder has the right to vote or cause to be voted each of the Shares listed opposite the name of such Shareholder on Schedule A hereto and, except as set forth on Schedule 3.3 hereto, the Shares listed opposite the name of such Shareholder on Schedule A hereto are owned free and clear of all security interests, liens, claims, pledges,

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options, rights of first refusal, agreements, limitations on such Shareholder's voting rights, charges and other encumbrances of any nature whatsoever.

                                   ARTICLE IV

                          COVENANTS OF THE SHAREHOLDERS

     Section 4.1 NO INCONSISTENT AGREEMENT OR ACTION. Each of the Shareholders hereby covenants and agrees that such Shareholder shall not, or permit any Person under such Shareholder's control to, enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares held of record or Beneficially Owned by such Shareholder or form any "group" for purposes of the Exchange Act or the rules promulgated thereunder. Except on the terms and conditions set forth in Section 3.9 of the Merger Agreement, no Shareholder shall (i) solicit, initiate, encourage (including by way of furnishing information or assistance) or take any other action to facilitate, any inquiry or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposals (as defined in the Merger Agreement) or agree to or endorse any Acquisition Proposal, (ii) propose, enter into or participate in any discussions or negotiations regarding any of the foregoing,
(iii) furnish to any other Person any information with respect to the Company's business, properties or assets or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

     Section 4.2 TRANSFER OF TITLE.

          (a) Each of the Shareholders hereby covenants and agrees that such Shareholder shall not (i) tender any Shares, (ii) sell, assign or transfer record or Beneficial Ownership of any of the Shares, or (iii) pledge, hypothecate or otherwise dispose of any Shares.

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          (b) Notwithstanding the foregoing, [ ] may, subject to compliance with the rules and regulations of the Exchange Act, sell or pledge up to [ ] Shares, as provided in an Agreement by and among the Company, Parent and [ ], dated as of April 12, 2000 (the "[ ] Agreement").

     Section 4.3 NON-COMPETE. For the duration of the Non-Competition Period (as defined in Section 5.1(b)), each Shareholder shall not, whether for his account or for any other Person, (i) engage in or be involved with any provider of residential, training, educational or support services to populations with special needs, including persons with developmental or other disabilities or at-risk or troubled youth (the "Industry"), in the continental United States, Canada or the Commonwealth of Puerto Rico (the "Territory") or engage in competition with any business then conducted by the Company or any of its subsidiaries, or (ii) serve as an employee, officer or director of or consultant to, or independent contractor to or have any interest (as a partner, owner, shareholder, joint venturer, lender, guarantor or otherwise) in any business which is engaged in any part of the Industry or in competition with any business then conducted by the Company or any of its subsidiaries. Without limiting the generality of the foregoing, for the duration of the Non-Competition Period, each Shareholder shall not, whether for his own account or for any other Person, directly or indirectly, invest in any entity conducting business in the Industry in the Territory or in any business in competition with any business then conducted by the Company or any of its subsidiaries without the prior written consent of the Company, provided that each Shareholder may make such investments to the extent such Shareholder is legally compelled to do so pursuant to legally binding commitments approved by Company; PROVIDED, HOWEVER, that each Shareholder may negotiate transactions on behalf of the Company and other parties so long as such Shareholder believes in good faith that such transactions are in the best interests of the Company.

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     Section 4.4 NON-SOLICITATION. For the duration of the Non-Competition
Period, each Shareholder shall not, whether for his own account or for any other Person, solicit, raid, entice or induce any person that presently is or at any time during the Non-Competition Period shall be (or, in the case of termination, is at the time of termination) a management employee or officer of the Company or any of its subsidiaries to become employed by any Person, and each Shareholder shall not approach any such employee for such purpose or authorize the taking of such actions by any other Person or assist any such Person in taking such action.

                                   ARTICLE V

                                  MISCELLANEOUS

     Section 5.1 TERMINATION.

          (a) Except with respect to Sections 4.3 and 4.4, this Agreement shall be effective as of the date of this Agreement and shall terminate upon the earlier to occur of (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the date the Merger Agreement is terminated in accordance with its terms.

          (b) In respect of the obligations set forth in Sections 4.3 and 4.4, this Agreement shall be effective as of the date of this Agreement and shall terminate upon the earlier to occur of (i) five years following the closing of the transactions contemplated by the Merger Agreement (the "Non-Competition Period") and (ii) the date the Merger Agreement is terminated in accordance with its terms.

     Section 5.2 ADDITIONAL SHARES. If, after the date hereof, a Shareholder acquires the right to vote any additional shares of Company Common Stock (any such shares shall be referred to herein as "Additional Shares"), including, without limitation, upon exercise of any

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option, warrant or right to acquire shares of Company Common Stock or through any stock dividend or stock split, the provisions of this Agreement applicable to the Shares shall be applicable to such Additional Shares as if such Additional Shares had been Shares as of the date hereof. The provisions of the immediately preceding sentence shall be effective with respect to Additional Shares without action by any Person immediately upon the acquisition by a Shareholder of record or Beneficial Ownership of such Additional Shares.

     Section 5.3 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 5.4 ENTIRE AGREEMENT. This Agreement and, with respect to [ ], the
[ ] Agreement constitute the entire agreement between Parent and the Shareholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent and the Shareholders with respect to the subject matter hereof.

     Section 5.5 AMENDMENT AND WAIVER. No alteration, waiver, amendment or supplement of this Agreement shall be binding or effective unless the same is set forth in an instrument in writing signed by the parties hereto. The waiver or failure to insist upon strict compliance with any condition or provision hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other waiver or failure.

     Section 5.6 SEVERABILITY. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable, all other conditions and provisions of this Agreement shall

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nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereby shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated.

     Section 5.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to agreements made and to be performed entirely within such state. Each party hereby submits to the jurisdiction of the Federal District Court of the Western District of Kentucky.

     Section 5.8 WAIVER OF JURY TRIAL. Parent and each Shareholder hereby irrevocably waives, to the fullest extent permitted by law, all rights to trial by Jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any of the transactions contemplated hereby.

     Section 5.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument.

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                  IN WITNESS WHEREOF, each of the Shareholders and Parent have caused this Agreement to be duly executed as of the date first written above.

                                    RWD HOLDINGS, INC.

                                    By:
                                       ---------------------------------
                                        Name:  W. Robert Dahl
                                        Title:    President

                                    THE SHAREHOLDERS


                                                    [ ]

                                                    [ ]

                                                    [ ]

                                                    [ ]

                                                    [ ]

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                                   SCHEDULE A
                                   ----------

                                                      NUMBER OF SHARES
                                    --------------------------------------------------

NAME OF SHAREHOLDER                 OWNER OF RECORD              VESTED STOCK OPTION              TOTAL
-------------------                 ---------------              -------------------              -----

James R. Fornear                    1,438,548                            1,125                 1,439,673

Margaret H. Fornear                 661,667                              -----                   661,667

James R. Fornear and
Margaret M. Fornear jointly         702,209                              -----                   702,209

Ronald G. Geary                     799,781                            816,046                 1,615,827

Eugene Halsey Sandford              141,689                              2,025                   143,714

Jeffrey M. Cross                    22,650                             159,325                   181,975

Paul G. Dunn                        1,300                              131,795                   132,500

Ralph G. Gronefeld                  705                                145,051                   145,756

Vincent D. Pettinelli               2,305,504                            -----                 2,305,504

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                                  SCHEDULE 3.3
                                  ------------



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